As Filed with the Securities and Exchange Commission on May 14, 1998
                                                       Registration No.333-41411
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------



                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                ZAP POWER SYSTEMS
                 (Name of small business issuer in its charter)



                                -----------------


        California                        3710                 94-321 0624
 (State or other jurisdiction       (Primary Standard        (I.R.S. Employer
      of incorporation                  Industrial          Identification No.)
      or organization)             Classification Code)

                                  James McGreen
                                117 Morris Street
                              Sebastopol, CA 95472
                                 (707) 824-4150
            (Name, Address and Telephone Number of Agent for Service)

                             -----------------------


                                   Copies to:
                             William D. Evers, Esq.
                             Kevin F. Barrett, Esq.
                            Evers & Hendrickson, LLP
                           155 Montgomery, 12th Floor
                             San Francisco, CA 94104
                 Phone No.: (415)391-4291 Fax No.: (415)391-4292


                               -------------------

              Approximate date of commencement of proposed sale to
           the public: As soon as practicable after this Registration
                          Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE

-------------------------------- -------------------- ---------------------- ---------------------- -------------------
      Title of each class           Amount to be        Proposed Maximum       Proposed Maximum         Amount of
of Securities to be Registered       Registered        Offering Price Per     Aggregate Offering     Registration Fee
                                                              Unit                 Price (1)
-------------------------------- -------------------- ---------------------- ---------------------- -------------------
Common Stock, no par value             500,000                $6.00               $3,000,000               $910

Total                                                                             $3,000,000               $910
-------------------------------- -------------------- ---------------------- ---------------------- -------------------

(1)  Estimated  pursuant to Rule 457(a)  under the  Securities  Act of 1933,  as
amended  (the  "Securities  Act"),   solely  for  purposes  of  calculating  the
registration fee.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification.




                                ZAP Power Systems

                                [GRAPHIC OMITED]

                                 500,000 SHARES

                                  COMMON STOCK


         All of the 500,000 shares of common stock offered by this Prospectus are being sold either by ZAP Power Systems ("ZAP" or the "Company") or shares will be offered through Brokers. Prior to this Offering, there has been no public market for the Company's common stock; therefore, the public offering price has been determined by the Company. After completion of this Offering, and dependent largely upon the number of shares sold in this Offering, the Company's shares may be traded on a stock exchange (no application has been made to any stock exchange) or in the over-the-counter market, or no active trading market may develop or be sustained. See "Risk Factors" and "Shares Eligible for Future Resale."

         This offering (the "Offering") is being made directly by the Company for not more than 500,000 shares (the "maximum" amount). There is no minimum number of shares to be sold in this Offering and all funds received will go immediately to the Company. See "Use of Proceeds." This Offering will be terminated upon the earlier of: the sale of the maximum amount, twelve months after the date of this Prospectus or the date on which the Company decides to close the Offering. A minimum purchase of 100 shares is required. The Company reserves the right to reject any Share Purchase Agreement in full or in part. See "Plan of Distribution."

         The common stock offered hereby involves a high degree of risk. See "Risk Factors."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                     Price to Public     Underwriting    Proceeds to
                                         Public         Discounts and     Company (2)
                                                        Commission (1)

Per Share                                $6.00             $ .60            $5.40
Total Maximum  (500,000 shares)          $3,000,000     $300,000         $2,700,000

(1) The shares are being sold directly by the Company through a designated executive officer who is registered as sales representative, where required, and will not receive any commission and through Brokers. See "Plan of Distribution." Further, Centennial Capital Management, Incorporated (the "Selling Agent") has been engaged by the Company to serve as a nonexclusive selling agent of the Offering on a best-efforts basis. The Selling Agent will receive a total commission, in cash, equal to 8% of the gross proceeds from this Offering that the Selling Agent sells. Selling Agent will also receive warrants to purchase up to 50,000 shares of the Company's Common Stock at $6.00 per share.

(2) Before deducting estimated expenses of $160,000 payable by the Company, including registration fees, escrow agent fees, costs of printing, copying and postage and other offering costs, in addition to legal and accounting fees.



                  The date of this Prospectus is May 14, 1998.

         No person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

This Prospectus is available in an electronic format, upon appropriate request from a resident of those states in which this Offering may lawfully be made. The Company will transmit promptly, without charge, a paper copy of this Prospectus to any such resident upon receipt of a request.

                                TABLE OF CONTENTS

                                                    Page                                                 Page
                                                    ----                                                 ----
Reference Data                                       2        Management                                  17
Prospectus Summary                                   3        Executive Compensation                      19
Risk Factors                                         5        Principal Shareholders                      20
Use of Proceeds                                      7        Certain Transactions                        20
Dividend Policy                                      7        Description of Common Stock                 20
Capitalization                                       8        Shares Eligible for Future Resale           21
Dilution                                             9        Plan of Distribution                        21
Management's Discussion & Analysis of                         Legal Matters                               22
Financial Condition and Results of Operations        10       Experts                                     22
Business                                             13       Change in Accounts                          22
                                                              Additional Information                      23
                                                              Index to Financial Statements               F-1


         Until February 27, 1998 (90 days after the date of this Prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 REFERENCE DATA

         The Company became subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") upon the filing of its initial Prospectus on November 29, 1996.

         The Company furnishes its shareholders with quarterly annual reports containing financial statements audited by an independent public accounting firm after the end of its fiscal year. The Company's fiscal year ends on December 31. In addition, the Company will send shareholders quarterly reports with unaudited financial information for the first three quarters of each fiscal year.

         The Company was incorporated under the laws of the state of California, on September 23, 1994. The Company's corporate offices are located at 117 Morris Street, Sebastopol, CA 95472. The Company's telephone number is (707) 824-4150. The Company's facsimile number is (707) 824-4159. The Company's E-mail address is zap@zapbikes.com and its Web site is zapbikes.com.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety and should be read in conjunction with the more detailed information and Financial Statements, including Notes, appearing elsewhere in this Prospectus.

The Company

         ZAP Power Systems ("ZAP") develops, manufactures and markets lightweight low-powered electric vehicles (EVs). The Company currently produces an electric power assist kit for bicycles and tricycles and assembles complete electric powered bicycles and tricycles. The Company also distributes electric scooters. Several members of ZAP's management team have more than two decades of work in the EV and transportation industries. On February, 13, 1996, the first of three patents applied for was granted by the U.S. Patent Office, and on September 30, 1997 the second patent was granted by the U.S. Patent Office. These patents cover the configuration, location and operation of the motor system and battery.

         Management's objective is to achieve strategic market dominance within the EV marketplace, beginning with the market for electric power bicycles. Management intends to achieve this objective by forming exclusive alliances with leading developers of EV technologies, by structuring joint ventures with strong manufacturing partners around the world, by creating alliances with the governmental and private entities that support the EV industry, and by setting up various EV distribution networks.

         The Company's objective is to become a market leader in the U.S. electric bicycle industry. The Company won the World Solar Bicycle Race in Akita, Japan in 1995. The ZAP/Varna race bike placed first in both racing categories, beating more than 100 entries from around the world. It established two World Records and earned the title 1995 World Champion. These world records still hold today.

Proposed Development

         The  Company's  development  goals  for  1997-1998  are to (a)  further capitalize the Company through this Offering, (b) obtain strategic partners, (c)
lower production costs through vendor and strategic partner  relationships,  and increased sales volume, (d) increase the distribution network (both domestic and
in  international   markets)  through  companies  that  already  have  excellent distribution  in the bicycle,  motor bike or  independent  ZAP electric  vehicle
outlet  stores  and  (e)  continue  to  build  the  management   team,  both  at
headquarters and internationally.

The Offering

    Common Stock Offered by the Company................ 500,000 shares (maximum)

    Common Stock Outstanding Prior to the Offering..... 2,571,909 shares and 1,350,000 options reserved for employees

    Use of Proceeds.................................... Proceeds from the sale of the shares will be used to fund
                                                        expansion and marketing, and for
                                                        general working capital.

--------------------------------------------------------------------------------


                            SUMMARY OF FINANCIAL DATA

     The summary financial data for the years ended December 31, 1994, 1995 and 1996 have been derived from the Financial Statements and Notes to Financial
Statements, audited by Moss Adams, LLP, independent auditors. The summary financial data for the year ended December 31, 1997 has been derived from the Financial Statements and Notes to Financial Statements audited by Grant
Thornton, LLP, independent certified public accountants, whose report thereon is also inlcuded.


                                     September 23
                                     Through                Year Ended            Year Ended           Year Ended
                                     December 31, 1994      December 31,          December 31,         December 31,
                                                            1995                  1996                 1997

Statements of Income Data:
Revenue                                       $ 61,300           $650,800          $1,170,900           $1,640,200
Cost of goods sold                              67,100            435,400             862,700            1,274,700
                                              --------           --------          ----------           ----------
   Gross profit (loss)                          (5,800)           215,400             308,200              365,500
Operating                                       67,200            447,200           1,132,000            1,699,500
   Operating Income (loss)                     (73,000)          (231,800)           (823,800)          (1,334,000)
Other Income                                       300            222,000              19,500               11,100
   Interest Expense                                  -             (2,700)            (11,400)             (84,800)
   Income before provision for taxes           (72,700)           (12,500)           (815,700)          (1,407,700)
Provision for taxes on income                      800              3,500               1,600                1,600
   Net income (loss)                          $(73,500)          $(16,000)          $(817,300)         $(1,409,300)


Balance Sheet Data:                        Dec. 31,       Dec. 31,           Sept. 30,        Dec. 31,
                                               1994           1995                1996            1997
                                               ----           ----                ----            ----
   Working capital                          $39,591         $20,100            $(46,308)       $726,800
   Total assets                              80,988         191,400             415,125       1,342,000
   Long-term debt, less current portion     311,701               0              43,408          70,900
   Shareowners' equity                      (32,267)         60,400              21,652         852,800



Results of Operations

         The following table set forth, as a percentage of net sales, certain issues included in the Company's Income Statement (see Financial Statements and Notes thereto elsewhere in this Prospectus) for the periods indicated:

                                                       Years Ended
                                                       December 31,
                                            ----------------------------------
                                            1994       1995      1996      1997
                                            ----       ----      ----      ----
Statement of Income Data:
     Net sales                               100%       100%      100%      100%
     Cost of sales                           109         67        74        78
     Gross Profit                             (9)        33        26        22
     Operating expenses                      110         69        97       104
     Loss from operations                   (119)       (36)      (71)      (82)
     Other income (expense)                    0         34         1        (4)
     Profit (Loss) before income taxes      (119)        (2)      (70)      (86)
     Provision for income taxes                1          1         9       --
     Net profit (loss)                      (120)        (2)      (70)      (86)

                                  RISK FACTORS

         This Offering involves a high degree of risk. In addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus.

The EV market may be very limited and slow to develop.

         A  market  for  EVs  depends  upon  their  cost  relative  to  internal combustion vehicles, the politics of air pollution control, the buying preferences of people who want private transportation, and many other factors. Past predictions about the growth rate of the EV market have generally been wrong. EV Market predictions are subject to changes in government polices and the price of gasoline.

Management's strategy for the EV market may not work.

         Members of management have considerable experience in designing and implementing EV product, marketing and distribution strategies. For ZAP, they have selected a particular entry product, manufacturing process and marketing and distribution methods. There is a wide range of alternative strategies for the EV market, and the potential for competition is immense.

Management will need to manage major growth and new markets.

         The plan described in "Business: Proposed Development" envisions growth to a level beyond management's past experience. Revisions to the proposed development may be required and new challenges will be presented to management.

Sufficient capital may not be available for the Company to carry out its plan.

         The proceeds of this Offering are intended to achieve certain objectives. See "Use of Proceeds." More capital may be required for those purposes than the Company will have. See "Capitalization." Changes in the Company's objectives, to take advantage of opportunities or to meet competitive challenges, may require more capital. Management may not be able to obtain additional funds, from public or private sources. If any further capital is raised by issuing equity securities, dilution to then existing shareholders will result. Any debt financing would require additional interest expense and principal repayments, reducing the Company's earnings potential and net cash flow. If additional funds are required and not available, the Company may be forced to limit growth. See "Business-Strategy," "Capitalization" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources."

New competition could quickly appear.

         The   Company's   current   competition   is  described  in  "Business:
Competition." However, many businesses in related activities could add an operation to compete directly with the Company. Most of those businesses have far greater financial and marketing resources, operating experience and name recognition than ZAP.

Loss of the founders or other key employees could interrupt progress.

         The founders, Gary Starr and James McGreen, started and developed the Company to its present position and further development is largely dependent upon their continued commitment and full-time efforts. The Company has no key-person life insurance policy on either of them or upon other key employees.

No dividends are presently intended.

         The Company presently intends to retain any earnings and pay no dividends. Future dividends, if any, will depend on the Company's profitability, financial condition, capital requirements and other considerations determined by the Company's Board of Directors. See "Dividend Policy."

Voting control will remain with the founders.

         Immediately prior to this Offering, the Company's Managing Director and its President together beneficially owned 52% of the Company common stock. After the completion of this Offering, they will own 43% if the maximum is sold and will effectively be able to control the Company. See "Principal Shareholders."

Sales of existing shares could affect the market price.

         Sales of common stock outstanding prior to this Offering may adversely affect the market price of the shares after this Offering. See "Shares Eligible for Future Resale."

The share offering price was set by the Company.

         Prior to this Offering, there has not been any public market for shares of Zap common stock; therefore, the initial offering price for the shares was determined by the Company. Among factors considered in determining the public offering price were the Company's results of operations, its current financial condition, its future prospects, the state of the markets for its products, the experience of management, the economics of the industry segments in general and the demand for similar securities of companies considered comparable to ZAP. See "Plan of Distribution -- Determination of Offering Price."

There may not be a trading market for the shares.

         The Company does not currently meet the requirements for listing on an organized stock exchange or quotation of over-the-counter market maker trades on the NASDAQ market. After completion of this Offering, the Company intends to apply for a listing on a United States regional exchange, if the Company meets certain numerical listing requirements. However, there can be no assurance that the Company will be listed or that a market will develop or be sustained. If it does not, the Company has been advised that a registered securities broker-dealer would provide an order matching service for persons wishing to buy or sell shares, upon completion of this Offering. However, there is currently no agreement between the Company and a registered securities broker-dealer.

The share price can vary after this Offering.

         The price of the Company's Common Stock, after the completion of this Offering, can vary due to general economic conditions and forecasts, the general business condition of the Company, the release of the Company's financial reports and sales of Common Stock outstanding prior to this Offering.

No minimum amount for this Offering.

         Because there is no required minimum amount of shares required to be sold in this Offering, all the cash received will go directly to the Company, to be used as described in "Use of Proceeds." If only a minimum amount were sold, the result could be that all the proceeds were used to pay expenses of this Offering.

The purchasers will have a dilution of book value per share.

         Purchasers of shares in this Offering will realize immediate substantial dilution of approximately $4.77 per share (or 80%) in the pro forma net tangible book value from the initial public Offering price, if the maximum amount offered is raised. See "Dilution" and "Plan of Distribution -- Determination of Offering Price."

State and federal regulation could affect the company's future.

         States that have passed laws concerning electric bikes are not consistent with one another, or with Federal laws. Management is working with both state and federal agencies to obtain common language and regulations for electric bikes and to keep them from being regulated as motor vehicles. See "Business --

Government Regulation." If they are regulated as motor vehicles this would add additional marketing and product development costs.

Protection of patent and trademark rights could be costly.

         The ZAP electric bicycle power system is a U.S. patented system. One additional patent is pending for ZAP's folding scooter product "Zappy." ZAP is an internationally registered trademark. Management believes that its intellectual property is very important to the success of the Company and it intends to protect against imitation. Litigation may be necessary and it could cause considerable drain on the Company's cash and diversion of management's time.

                                 USE OF PROCEEDS

         The net proceeds available to the Company from the sale of the shares in this Offering are estimated to be approximately $2,540,000 if the maximum is sold, after deducting underwriting discounts, commissions and other offering expenses (estimated to be $460,000). The Company expects to use the net proceeds for the purposes outlined below. If the Company raises less than the maximum amount of this Offering, it intends to prioritize expenditures as follows:
first, use funds from the Offering for working capital and corporate needs, second, increase sales and manufacturing capacity and third, improve existing products and develop new products.

                                                                             500,000 shares
                                                                       -----------------------
     1.  Development of additional distribution channels..........     $   772,160      30.4%
     2.  Increase of manufacturing capacity.......................         515,620      20.3%
     3.  New product development..................................         515,620      20.3%
     4.  Product improvements.....................................         101,600       4.0%
     5.  Working Capital and General Corporate Purposes...........         635,000      25.0%
                                                                       -----------------------
                                                                       $ 2,540,000     100.0%
                                                                       =======================

         Management does not anticipate changes in the proposed allocation of estimated net proceeds of this Offering, but reserves the right to make changes if management believes those changes are in the best interests of the Company. Management does not foresee reallocating any significant portion of the proceeds to working capital and general corporate purposes.

                                 DIVIDEND POLICY

         The Company has not declared or paid dividends since its inception. The Company presently intends to retain any earnings to facilitate growth and does not anticipate paying cash dividends in the foreseeable future. The company's future lending agreements may also prohibit the payment of dividends.

                                 CAPITALIZATION



         The following table sets forth the actual capitalization of the Company as of December 31, 1997, as adjusted to give effect to the sale of the 500,000 shares offered hereby at a price of $6 per share less commissions of $.60 per share and estimated offering costs of $160,000.

                                                                      December 31, 1997
                                                                  ------------------------
                                                                    Actual     As Adjusted
                                                                    ------     -----------
Short-term debt:
     Short-term debt..........................................   $    51,600    $   51,600
     Current maturities of long-term debt.....................        16,000        16,000
                                                                  ----------    ----------
           Total short-term debt   ...........................        67,600        67,600
                                                                  ----------    ----------
Long-term debt:
     Total long-term debt, less current maturities............        70,900        70,900
                                                                  ----------    ----------

Shareowners' equity:
     Common stock, no par value,
     10,000,000 shares authorized;
     2,542,700 shares outstanding actual,
     and 3,042,700, as adjusted ..............................     3,168,900     5,708,900

Accumulated Deficit ..........................................    (2,316,100)   (2,316,100)
                                                                  ----------    ----------
     Shareowners' equity .....................................       852,800     3,392,800
                                                                  ----------    ----------
              Total capitalization ...........................    $  991,300    $3,531,300
                                                                  ==========    ==========


                                    DILUTION


         On December 31, 1997 the Company had a net tangible book value of $832,600, or $0.33 per share. The net tangible book value per share is equal to the Company's total tangible assets, less its total liabilities and divided by its total number of shares of common stock outstanding. After giving effect to the sale of shares being offered, at the public Offering price of $6.00 per share, and the application of the estimated net proceeds, the pro forma net tangible book value of the Company as of December 31, 1997, would have been $3,372,600 or $1.11 per share. This represents an immediate increase in net tangible book value of $0.78 per share to existing shareowners and an immediate dilution of $4.89 per share to new investors purchasing shares in this Offering. The following table illustrates the per share dilution in net tangible book value per share to new investors:

                                                                (500,000 shares)
                                                                ----------------
Public offering price per share......................                     $6.00
     Net tangible book value per share
       on December 31, 1997..........................             $0.33
     Increase in net tangible book value per share
       attributed to new investors...................             $0.78
                                                                  -----
Pro forma net tangible book value per share
     As of December 31, 1997, after this Offering....                     $1.11
                                                                          -----
Net tangible book value dilution per share
     to new investors................................                     $4.89
                                                                          =====

         The following table sets forth on a pro forma basis as of December 31, 1997 the difference between existing shareowners and new investors purchasing shares in this Offering, with respect to the number of shares purchased, the total consideration paid and the average price paid per share, at the maximum:

                                       Shares Purchased               Total Consideration
                                   -------------------------       -------------------------            Average Price
                                   Number            Percent       Amount         Percent                 Per Share
                                  --------          --------      --------       --------              --------------

  Existing Shareowners......     2,542,700           84.00%        $3,168,900        51.00%               $ 1.25
  New Investors.............       500,000           16.00          3,000,000        49.00                  6.00
                                 ---------          -------       -----------       -------               ------

     Total..................     3,042,700          100.00%        $6,168,900       100.00%
                                 =========          =======       ===========       =======

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with the Financial Statements and Notes thereto, "Capitalization" and "Prospectus Summary" appearing elsewhere in this Prospectus. Operating data presented in this discussion are unaudited.

     Overview

     The Company designs, assembles, manufactures and distributes electric bicycle power kits, electric bicycles and tricycles, and other low-power electric transportation vehicles. Historically, unit sales have been approximately 55% kits and 45% electric bicycles. Dollar sales have been 50% kits and 50% electric bicycles.

     The Company sells its electric bicycles and kits to retail customers; international distributors, law enforcement agencies, electric utility companies, bicycle dealerships and mail order catalogs. Net revenue is net of returns. The Company sells to the mail order catalogs and selected customers on credit with net 30-day terms. Many of the bicycle dealerships are sold cash on delivery. The retail sales are primarily paid for with a credit card or personal check before shipment of the product.

     During 1994 and 1995 the Company was paid by governmental agencies and private foundations to further develop the electric bicycle to fit into various roles in the US and overseas markets. During this period the Company developed electric motor systems for offshore sales and manufacturing. In addition, the Company worked on the development of an electric police bicycle. The Company's work to develop offshore manufacturing abilities for the domestic and foreign markets involved private and public foundations in Thailand and other Asian countries. Late in the fourth quarter of 1995 the Company began to sell bicycles to retail and wholesale customers as its core business.

     The Company's growth strategy is to increase net sales by increasing distribution channels through retail organizations and wholesale distributors both domestically and overseas as well as setting up Company and franchise stores to assist in the retail sales arena. The Company will continue to increase its production capability to meet the increasing demand for its product. The Company will continue to develop the product so it is the low cost leader in the industry. Product improvements and new product introductions will continue to enlarge ZAP's presence in the electric vehicle industry.


Results of Operations

Year Ended December 31, 1996 Compared to Year Ended December 31, 1997

         Net sales for the year ended December 31, 1997 were $1,640,200 compared to $1,170,900 in the prior year, an increase of $469,300 or 40%. The increase in sales is attributed to an increased demand for complete electric bicycles, electric motor kits, and scooters. Much of the increase was in dealer and international sales. During the year ended December 31, 1997, $430,000 in sales representing 26% of total net sales were with one customer. The company ceased selling products to this customer in late 1997 and is not expected to have any material sales to this customer in 1998. The loss of this one customer is not expected to have a material adverse affect on the company's results of operations in future periods. In 1996, no one customer accounted for 10% of more of the company's net sales.

         Gross profit. Gross profit decreased as a percentage of net sales, from 26% to 22%. Early year liquidation of 1996 models and up-front costs incurred in developing the new ZAPPY(TM) scooter resulted in a lower gross-margin percentage. The total gross profit increased $57,300 or 19% due to the increase in net sales from 1996 to 1997.

         Selling. Selling expenses in 1997 were $633,000. This was an increase of $156,200 or 33% from 1996 to 1997. As a percentage of sales, selling expenses decreased from 41% of sales to 39% of sales. This was due to an increase in sales dollars as well as a reduction in marketing efforts towards auto dealerships and other dealer outlets. There was minimal change in sales and marketing personnel.

         General and administrative expense. General and administrative expenses in 1997 were $820,400. This was an increase of $265,600 or 48% from 1996 to 1997. As a percentage of net sales, General and Administrative expenses increased from 47% in 1996 to 50% in 1997. This result was due to added employees in General and Administrative areas and administrative supplies.

         Research and development expense. Research and development expenses in 1997 were $246,100, an increase of 145,700 or 145% from 1996 to 1997. As a percentage of sales, research and development expenses increased from 9% to 15% respectively. These increases were due to the heightened efforts in developing the new ZAPPY(TM) Scooter, the single speed lower cost motor-system for bicycles, and a low cost "Z-Bike" for overseas markets. Also, additional patents were filed. In 1997, the increase in funds available for research resulting from the Company's Direct Public Offering also contributed to the increase in research and development expenses in 1997 over 1996 levels.

         Other income (expense). Interest expense increased to $84,800 in 1997, an increase of $73,400 over 1996. The increase can be attributed to 1) the amortization of the fair value of warrants issued in connection with previous debt financings of $56,300 and, 2) the increase in interest expense on outstanding loans in 1997 of approximately $17,000. Such increase results from the loans being outstanding for a longer time period in 1997 as compared to 1996.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1996

         Net sales for the year ended December 31, 1996 were $1,170,900 compared to $650,800 in the prior year, an increase of $520,100 or 80%. The increase in sales is attributed to the Company's development of the retail sales of its electric bicycles and kits through Auto dealers, Mail order catalogs, Electric Utilities companies and bicycle retail outlets. The Company established sales agreements with, The Sharper Image Catalog, Power Biking Corporation, Merry Sales, and Beverly Hills Motorcycle Catalog in the USA. Through Power Biking Corporation the Company signed up 8 Auto dealerships to sell the ZAP product line. During 1996 the Company developed a program with forty Electric Utilities to promote the use of electric bicycles. Through this program the Company has sold approximately 160 electric bicycles, electric kits and electric police bicycles in 1996. The Company established sales/distribution agreements with three foreign distributors. The Company expanded its Internet marketing and sales effort in 1996 by expanding the existing ZAP Web page. The net sales increase resulted from increased bicycle and kit sales through expanded distribution channels both domestically and off shore. The Company also increased the sales price to distributors and retail customers an average of 25% in the same period.

         Gross profit. Gross profit decreased as a percentage of net sales, from 33% to 26%. The transition from research and development projects to electric bicycle and electric kit sales resulted in a lower total gross profit percentage. The total gross profit increased $92,800 or 43% because of the increase in net sales from 1995 to 1996.

         Selling expenses in 1996 were $476,800. This was an increase of $386,500 or 428% from 1995 to 1996. As a percentage of sales, selling expenses increased from 14% of sales to 41% of sales. This was due to an increase in marketing to auto dealerships and other dealer outlets for the 1996 period as compared to the 1995 period as well as a realignment of sales and marketing efforts towards the sale of electric bicycles and kits versus research and development work.

         General and administrative expenses for 1996 were $554,800. This is an increase of $272,600 or 97% from 1995. As a percentage of sales, general and administrative expense increased from 43% to 47% of net sales. Expenses during 1996 included the cost of developing computer systems and implementation, accounting and administration to support the Company's public offering and to support increases in sales volume.

     Research and development increased $25,700 or 34% from 1995 to 1996. As a percentage of net sales it decreased from 12% to 9% respectively. This expense decreased as a percentage of net sales due to the Company's manufacturing of the products it had developed in the prior years. The expense in 1996 was primarily on the scooter products that were introduced in 1997.

         Other income (expense) decreased $201,200 or 96% from 1995 to 1996. This decrease was due to the Company directing its resources to manufacturing and sales of electric bicycles and electric kits and away from royalty, research and development type revenue.


Liquidity and Capital Resources

      The Company used cash from operations of $1,263,000 and $618,600 during the years ended December 31, 1997 and 1996 respectively. Cash used in operations in 1997 was the result of the net loss incurred for the year of $1,409,300, offset by net non cash expenses of $231,200, and the net change in operating assets and liabilities resulting in a further use of cash of $84,900. Cash used in operations in 1996 was the result of the net loss incurred for the year of $817,300, offset by non cash expenses of $182,200, and the net change in operating assets and liabilities resulting in a source of cash of $16,500.

     Investing activities used cash of $143,500 and $80,500 during the years ended December 31, 1997 and 1996 respectively. The uses of cash were for the purchase of fixed assets and additional capitalized patent costs.

     Financing activities provided cash of $1,935,400 and $838,900 during the years ended December 31, 1997 and 1996 respectively. In both years, the cash provided by financing activities resulted from the sales of common stock and issuance of notes payable, $2,037,300 and $861,400 for the years ended December 31, 1997 and 1996 respectively, offset by principal payments on outstanding debt.

     At December 31, 1997 the Company had cash and cash equivalents of $690,500 as compared to $161,600 at December 31, 1996. At December 31, 1997, the Company had working capital of $726,800, as compared to a working capital deficit of $44,800 at December 31, 1996. The increases in both cash and cash equivalents and working capital in 1997 over 1996 are primarily due to the proceeds received from the Company's direct public offering which more than offset the Company's net loss for the year. The Company, at present, does not have a credit facility in place with a bank or other financial institution. The Company does have in process a second direct public offering of its common stock with a maximum potential gross proceeds of $3,000,000 before expenses. The Company believes that the cash and cash equivalents on hand at December 31, 1997, along with the expected proceeds from the Company's direct public offering, will be sufficient to allow the Company to continue its expected level of operations for at least 12 months.

     The Company's primary capital needs are to fund its growth strategy, which includes increasing its net sales, increasing distribution channels, introducing new products, improving existing product lines and development of strong corporate infrastructure.

Dates following December 31, 1999 and beyond (the "Year 2000 Problem")

     Many existing computer systems and applications, and other devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. Such systems and applications could fail or create erroneous results unless corrected. The Company relies on its internal financial systems and external systems of business enterprises such as customers, suppliers, creditors, and financial organizations both domestically and globally, directly and indirectly for accurate exchange of data. The Company has evaluated such systems and believes the cost of addressing the Year 2000 Problem will not have a material adverse affect on the result of operations or financial position of the Company. However, even though the internal systems of the Company are not materially affected by the Year 2000 issue the Company could be affected through disruption in the operation of the enterprises with which the Company interacts.


Seasonality and Quarterly Results

     The Company's business is subject to seasonality influences. Sales volumes in the bicycle industry typically slow down during the winter months, November to March in the U.S. The Company is selling worldwide and is not impacted 100% by the U.S. seasonality in the bicycle industry.

Inflation

     The Company's raw materials are sourced from stable cost competitive industries. As such the Company does not foresee any material inflationary trends for its raw material sources.



                                    BUSINESS

The Company

         The Company designs, assembles, manufactures and distributes electric bicycle power kits, electric bicycles, electric tricycles, electric scooters, and other low-power electric transportation vehicles. Management's objective is to establish the Company as a leading electric vehicle manufacturer and distributor. To achieve this objective, Management intends to form exclusive alliances with leading developers of EV technologies, structure joint ventures with strong manufacturing partners around the world, and create alliances with the governmental and private entities that support the EV industry.

Company Background

         Founded in 1994, the Company resulted from more than two decades of work by its Management in the electric vehicle and transportation industries. See "Management." The Company currently has 39 employees.

         In three years, ZAP has already made great strides towards its global mission of transforming transportation. Over 6,000 people in over thirty countries are now using ZAP vehicles as their preferred mode of transportation.

         The Company's principal assembly facility and corporate offices are located at 117 Morris Street in Sebastopol, California. The Company also rents a facility at 111 Morris for research and development projects.

Products

         ZAP's products are designed to encourage and enable bicyclists to ride their existing bicycles more often (by providing additional power to overcome hills or headwinds) or to provide the user with an electric bicycle or electric vehicle that can sustain faster speeds with less exertion than a conventional bicycle. ZAP's market surveys have shown that the user of a ZAP electric vehicle will often use a ZAP product for recreation or short commutes instead of a conventional vehicle.

         ZAP currently offers a number of different power assist retrofit kits. These ZAP power systems include dual or single motors, a sealed maintenance free battery, one or two-speed controller, and an automatic battery charger. The ZPS-2 power system is designed for mountain, road and cruiser type bikes. The ZPS-T is designed for tricycles.

         All of ZAP's bicycles incorporate the ZAP patented power system technology:

         ElectriCruizer(TM) is a cruiser style bicycle that has upright comfort style handle bars and six manual gears.

         ZAP Power Bike(TM) is a hybrid road bike with 18 manual gears.

         ZAP Trike(TM) is a three wheeled bike which contains a larger battery and a carry basket.

         ZAP Patrol Bike(TM) is a suspension mountain bike with built-in lights and siren.

         Zappy(TM) is a stand-up, portable, lightweight scooter featuring a 12-volt battery with a built-in charger and a collapsible frame.

         World Bike(TM) is a unisex bike designed for the World Market.

Proposed Development

         The  Company  has  several   improvements   and  new   products   under
development. The most significant of these are listed below:

         Electricycle(TM) Scooter features a 24-volt sealed and integrated battery system along with a 10 amp charger. This product is being manufactured in China.

         Electric Go-Cart. A prototype has been built that Management anticipates will successfully tap into this worldwide market. This product should do particularly well, compared to its gas alternatives, in locations where it's preferable to race indoors or where noise is a limiting factor.

         The Company's research and development team continues to refine the overall efficiency and performance of its products. The current development process for its electric bicycle includes creating a new solid state control circuit, a compact and lightweight "smart" charger, a throttle-type speed control, and an integral quick release plastic battery case, adaptable to nearly any bicycle.

         Research and development of auxiliary products is also ongoing. Bicycling Magazine recently showcased a prototype futuristic composite electric bicycle powered by a ZAP system. Using the same technology as developed for land vehicles, the Company is in research to take advantage of the growing need for non-polluting, 3-wheel tuk-tuk type vehicles. The Company is also studying an electric wheel motor that will incorporate an advanced motor built into the wheel of a bicycle.

         The Company has been awarded two grants totaling $40,000 from the U.S. Government to assist in the development of its improved battery containment design, its electric scooter, and to provide marketing assistance in Southeast Asia. The Company has also received a $25,000 grant from the State of California Energy Commission to assist in this effort.

Strategic Partnering

         Management has established affiliations and/or contracts with several organizations in the EV industry. The most significant of these are listed below.

         The  Electric  Power  Research  Institute  (EPRI)  contracted  with the
         Company to develop bicycles for police departments and utility applications. EPRI is a research group that is funded by more than 600 electric utility companies. The Company works closely with the commercialization division of EPRI to develop markets for low-power EVs. ZAP, through EPRI, leased 40 demo electric bikes to participating utilities in 1995.

         Electrical Utility Companies. Several electrical utility companies are now either selling, marketing or promoting the ZAP product line. ZAP has sold over 200 electric bikes and retrofit kits to utilities to date. Over 60 utilities have donated over 100 electric bikes to police departments for their testing. The balance of units have been sold to the utilities' service customers and used by the utilities to promote electric vehicle transportation.

         ZAP is also building a positive partnership with law enforcement agencies around the country. Over 90 police departments are now using ZAP vehicles.

Growth Strategies

         Management intends to expand its domestic market share (recreational and police enforcement EVs) by increasing the number of its manufacturer representatives and by expanding its distribution organization. Trade shows, print advertising, and public relation activities are planned. The Company also plans to continue its demonstration projects with electrical utility companies.

         ZAP is preparing the necessary documentation to open ZAP electric vehicle franchise outlet stores. Part of the proceeds from this Offering will be utilized to market and develop these stores.

         Leverage of the Company's brand name: the Company's brand name and products receive promotion through editorial references in cycling, recreation, and electric vehicle publications. ZAP intends to expand into other low-power electric vehicle products.

The Industry

         Worldwide,   bicycles   and   scooters  are  the  number  one  mode  of
transportation.

         There are an estimated one billion bicycles in daily use. More than 100 million new bicycles enter the world market each year.


         In the U.S., the market for bicycles is approximately 10 percent of the world market with 99 million bicycles in service. According to 1997 studies by the Bicycle Market Research Institute (BMRI) and the Bicycle Manufacturers
Association (BMA), approximately 15.5 million bicycles were sold in the United States in 1996, representing approximately $5.2 billion of retail sales. The industry is currently experiencing growth in both the recreational market and the market for police departments.


         The Company currently assembles and sells complete electric bicycles in addition to its sale of electric power assist kits. Its market depends upon the extent to which current and future bicycle owners choose to add electric energy to assist their own physical energy. According to the Orange County Register, September 1996, an estimated 26 million Americans want bikes but are put off by the potential strain. It is estimated that up to one third of all bikes sold could be electrified.

         The growth of the market for electric vehicles has been, and will likely continue to be, driven by aggressive federal, state, and local laws. These laws require the reduction of pollution from conventional gas vehicles, particularly from two-stroke vehicles (i.e., motorcycles and scooters). Following are representative examples:

         The U.S. Energy Policy Act of 1992 (EPAC) provides that federal, state and public utility fleets must begin to purchase alternative fuel vehicles in 1993 with major acceleration of these purchases to begin in 1998.

         The State of California has mandated that 10% of all new car sales in the state must be Zero Emission Vehicles (ZEV) by the year 2003. New York, Massachusetts and other Northeastern states have similar directives. General Motors, Ford and Toyota announced that they are offering electric vehicles through specific auto dealers this year. Management believes that these expensive high-profile EVs will assist the market for low cost EVs (electric bicycles).

         In support of these laws, utility companies have setup over 500 "free" public charging stations in the state of California. High profile retailers such as WalMart, Denny's and Raley's have agreed to participate in the program to promote the use of EV's.

         In foreign counties:

         The Republic of China gives buyers of electric scooters a rebate equivalent to $200 (U.S.). It is considering a Zero Emission Vehicle scooter mandate by the year 2000.

         Japan, Thailand, and Costa Rica have agreed to provide low duties on any electric vehicle subcomponents.

         China has recently banned the licensing of new gas powered bicycles in the cities of Shanghai and Beijing.

         France has agreed to provide rebates of the additional cost of EVs over conventional vehicles and is providing free parking to EVs in Paris.

         The major identified barrier to widespread adoption of EVs has been the initial cost of an electric vehicle compared to the non-electric alternative. The Company's technology, however, provides for an extremely low cost electric vehicle.

Franchising

         The Company intends to franchise outlets to sell the Company's products. The Company has received qualification to franchise in California, Florida and Texas. The Company intends to seek qualification to franchise in additional states.

Competition

         There are several companies manufacturing, distributing and selling electric bicycles in the U.S. Of these, the Electric Transportation Company ("ETC") and the GT "Charger" are the best financed and highest profile. Globally, large companies such as Yamaha, Honda, and Suzuki have entered the market. Although they are primarily marketing their electric bicycles in Japan, there are no barriers to any of these companies, or other companies, from offering similar electric bicycles in other markets.

         Management believes that it brings to the Company experience that is unparalleled in the emerging EV industry. The Company's management team possesses a strong background in the management, marketing, engineering, and financial aspects of the EV industry (see "Management").

Employees

         The company has 31 full-time and 8 part-time employees.

Facilities

         The Company leases office and manufacturing space at 117 Morris Street, Sebastopol, California. The lease expires on June 1, 1998 and has a monthly rent of $4,400. The Company also leases a research and development shop with a monthly rent of $1,500.

Legal Proceedings

         The Company is not currently involved in any material litigation or legal proceedings and is not aware of any material litigation or proceeding pending or threatened against it.

Government Regulation

         The   Company  is  subject   to  various   federal,   state  and  local
environmental laws and regulations which limit the discharge, storage and disposal of a variety of substances such as paints and solvents. Operations of the Company are also governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Administration Act and regulations and applicable state laws thereunder. Electric bicycles have been defined as mopeds or motorcycles in some states and as such are required to conform to the regulations for mopeds or motorcycles. The state of California recently passed a law exempting electric bikes from motor vehicle requirements, 22 other states have similar laws. The Federal Department of Transportation is currently reviewing the ZAP product for interpretation.

Intellectual Property Protection

         The ZAP electric bicycle power system is a U.S. patented system. Additional patents are pending. ZAP is an internationally registered trademark. Additional trademarks are pending. The Company intends to take action to protect against imitation of its products and to protect its patents, copyrights and trademarks as necessary.


Legal Proceedings

         Recently the Company has become aware that an individual named Joseph Stevenson has started advertising and selling an electric system for bicycles called EROS (electric regenerative operating system). After analyzing the technical capabilities and features of the EROS system and comparing EROS to the U.S. patented system the Company is selling, the Company's management, in consultation with patent counsel, has determined that the EROS system infringes the Company's patents. As a result, the Company's counsel has informed Mr. Stevenson and his advertisers and distributors that the EROS system infringes the Company's patents and that they must immediately discontinue such activity. In response, Mr. Stevenson has denied that EROS infringes and further contends that the Company's patents are invalid. Despite Mr. Stevenson's position, several of his advertisers and distributors have agreed to voluntarily discontinue any further EROS sales.

         The Company is presently engaged in informal discussions with Mr. Stevenson in an attempt to resolve the patent infringement and validity disputes without resorting to legal proceedings. If those informal discussions do not resolve the disputes, however, the Company intends to take all appropriate legal action to enforce and defend its patents, and to recover monetary damages. Although the Company believes its claims are meritorious and the patents are valid, it is possible, as in any suit, that the Company may be unable to prove infringement or that Mr. Stevenson may establish, either in litigation or in a re-examination proceeding before the Patent Office that the Company's patents are not valid. If the Company's patents are held to be invalid, the Company's ability to prevent competitors from manufacturing or selling bicycles with the patented system will be significantly reduced. If the Company does not prevail, it is also possible that ZAP could be held liable for the alleged infringer's damages, including loss of profits and interference with business relations. The loss of the patents or a significant damage award against the Company could have a material adverse effect upon the business and financial condition and prospects of the Company.


Qualified Small Business Stock

         The Omnibus Budget Reconciliation Act of 1993 provides, in certain circumstances, a reduction in the capital gains tax for certain taxpayers who purchase shares at original issue from a "qualified small business" and dispose of those shares after a holding period of at least five years. One-half of the gain (up to certain limits) is generally excluded from taxable income for regular tax purposes. A "qualified small business" must have not more than $50 million in gross assets at any time after August 10, 1993 through the date of issuance of the shares. In addition, at least 80% of its assets must be used "in the active conduct of one or more qualified trades or businesses" throughout the holding period. The Internal Revenue Service has issued proposed Regulations under this law. Qualifying for its benefits will depend in part on future events. The Company makes no representation as to the availability of the benefits of this provision to prospective purchasers of its Common Stock. The Company intends to submit reports to the Internal Revenue Service and to the Company's shareholders as may be required under the law for use of this exclusion. Potential investors are advised to consult their own tax counsel for further details.

                                   MANAGEMENT


         Name               Age       Position
----------------------      -----     -----------------------
Gary Starr                  42        Managing Director

James McGreen               44        President and Director


Sanford Theodore            33        Controller


Andrew Hutchins             37        General Manager


William H. Watson, III      40        Vice President of Finance and Director


Jessalyn Nash               38        Director

Lee S. Sannella, M.D        81        Director

Nancy K. Cadigan            39        Director and Secretary

Richard Balzhiser           65        Member, Advisory Board

Hal Larson                  73        Member, Advisory Board

Jack Guy                    65        Member, Advisory Board


         Gary Starr is Managing Director of the Company. He has been building and driving electric cars for more than 20 years. In addition to overseeing the marketing of more than 5,000 electric vehicles, Mr. Starr has invented several solar electric products and conservation devices. Mr. Starr founded U.S. Electricar's electric vehicle operations in 1983. That company recently signed a licensing agreement with Hundai.

         Mr. Starr also serves as an advisor to Zebra Motors, Inc., a designer of an electric sports car, and has been a technical advisor to UCLA's Lewis Center for Regional Policy Studies. He's been a member of the California Environmental Technology Advisory Council and has been a guest lecturer at Stanford University Graduate School of Business.

         In 1993, Mr. Starr earned a Private Industry Council Recognition Award for creating job opportunities in the EV industry and was named as one of the ten most influential electric car authorities by Automotive News. More recently, he was honored by the American Lung Association of San Francisco with a Clean Air Award in Technology and was recognized by U.S. Senator Barbara Boxer for his contribution towards clean air.

         Mr. Starr has several publications: Electric Cars: Your Guide to Clean Motoring, The Shocking Truth of Electric Cars, and The True Cost of Oil. In addition, he has appeared on more than 300 radio and television talk and news shows (including Larry King Live, The Today Show, Inside Edition, CNN Headline News, Prime Time Live, and the CBS Evening News and the McNeil Lehrer News Hour) as a recognized authority in the field of electric vehicles.


         James McGreen, President, has over 25 years experience in design, development, engineering, manufacturing and marketing. He has brought over 100 successful consumer products from conception to the mass market. He has been a pioneer in the ultralight aircraft, personal watercraft, and motorcycle racing fields. He is the founder and/or former president of Protopipe Exhaust Systems, Inc., McGreen Metalworking, Kanemoto Racing and McGreen Development. His commitment to electric transportation began in 1991 with successful competition in Electrathon racing. He holds several records and winning times for this lightweight electric vehicle class. He has been a racer of motorcycles and has built motor parts, frames, chassis and other specialty parts for both manufacturers and other racers. McGreen designed and built composite racing sail boats. A skilled machinist, welder, and tool and die maker, he has designed and built nearly every kind of lightweight motorized vehicle. A prolific inventor, McGreen has filed five patents (1 granted, 2 pending, 2 expired) in the resource conservation and transportation fields. He also managed the world championship team that won the World Solar Bike Races, in Akita, Japan in 1995. In 1996, McGreen was selected as an honored member of the Who's Who of American Inventors for his positive impact on society. James McGreen and Nancy K. Cadigan are married.

         Sanford Theodore, Controller has been involved in various financial and accounting positions for over 10 years. Well versed with computerized accounting and auditing processes, he has worked with Optical Coating Laboratory, Western Dairy Products, and Blue Cross. Mr. Theodore received a bachelor's degree in Business Administration from San Diego State University in 1985.


         Andrew Hutchins, General Manager has been involved in the retail bicycle industry since he was 11 years old when he worked for his family's retail bicycle shop. He successfully started, managed, and operated a retail bicycle store for 11 years prior to selling it for several times his initial costs. Before opening his bicycle store, Mr. Hutchins received a degree in Business Economics and Communication Studies from the University of California at Santa Barbara in 1982.


         William H. Watson, III, Vice President of Finance has seventeen years of experience in the securities industry. Mr. Watson is a co-founder, executive vice president and director of Centennial Capital Management, Inc., the Company's best efforts underwriter. He is also a director of Meyers Aircraft Company and Scanis, Inc., in addition to being an advisor to Kelmoore Investments. Mr. Watson is a Certified Financial Planner and attended college at Iowa State University in Ames, Iowa.


         Jessalyn Nash, Masters in Business, is an environmental and business consultant to rapid growth entrepreneurial companies. She has specialized in marketing, distributor relations and sales programs. Ms. Nash previously held positions with NeXT, Inc. and in National Sales and Marketing with Apple Computer, Inc. Nash has been an environmental advocate for over 20 years. She has operated her consulting business since 1989.

         Lee Sannella, M.D. has been an active researcher in the fields of alternative transportation, energy and medicine for more than 25 years. Dr. Sannella has been a founding shareholder in many start up high tech companies. He was a Director of U.S. Electricar from 1983 to 1992. A graduate of Yale University, he maintained an active medical practice for many years in ophthalmology and psychiatry. He worked with the Sonoma Medical Society on improving radiation standards and is a best-selling author. He has served on advisory boards of the City of Petaluma, California, on the Board of Directors of the San Andreas Health Council of Palo Alto, California, the Veritas Foundation of San Francisco, California and the AESOP Institute. He earned his M.D. from Yale University.

         Nancy K. Cadigan assisted Jim McGreen in managing McGreen Development, the research organization that developed the original ZAP Power System. She has broad experience in sales, trade show events, and office management. With an educational background in Recreation and Leisure, Ms. Cadigan has worked in public and commercial recreation for more than twenty years. She has conducted public education classes on recycling, reuse and composting practices. Currently, Ms. Cadigan is involved in organic farming. In all of her work, she looks for environmentally sound solutions to ordinary problems and has been a strong advocate of the ZAP mission since its inception. In the past five years she has worked for the Oakland Parks and Recreation Department (1990-92), Alameda Waste Management Authority (1992-93), Urban Ore (1993-94), McGreen Development (1994), ZAP Power Systems (1994-present), and Women's Health Specialists (1995-1996). Nancy K. Cadigan and James McGreen are married.


         Advisory Board.

         Dr. Richard E. Balzhiser, President Emeritus of the Electric Power Research Institute (EPRI), served as President and CEO of EPRI from 1988-1996. He joined EPRI in 1973 at the time of its founding after serving as Deputy Director for Energy and Environment in the White House Office of Science and Technology. Dr. Balzhiser currently serves on the Houston Industries and Electrosource Boards as well as Advisory Boards to Mobil, MIT, University of Michigan, and the University of Wisconsin. He is chairing committees for the World Bank and World Energy Council. Dr. Balzhiser earned his Ph.D. from the University of Wisconsin.

         Hal Larson was the Executive Creative Director for the advertising agency Tatham, Laird & Kudner. He has been responsible for the advertising for Kraft Cheese, Sears, Quaker, 7-up, and Oscar Meyer. He also served as Creative Director of J. Walter Thompson and West Coast Creative Director of Cunningham & Walsh. Mr. Larson has directed advertising for the Republican National Committee and has written several books and lectured at several Universities. Mr. Larson earned his B.S. degree from the University of Oregon and his M.S. degree from Boston University.

         Jack Guy has been  employed by the Electric  Power  Research  Institute
(EPRI) since 1974. He is responsible for commercializing EPRI's new products and technologies in Electric Transportation. From 1956 to 1974 , Mr. Guy was a manager for General Electric Co. Mr. Guy has also served as a special agent for the U.S. Army Counterintelligence Corps.

Indemnification of Directors and Officers
         The Company's Articles of Incorporation provide that the liability of the directors for monetary damages shall be limited to the fullest extent permissible under California law. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers and controlling persons of the Company pursuant to that provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in those laws and is, therefore, unenforceable.

Director Term of Office and Compensation
         All directors terms of office expire at the next annual meeting of shareholders. The Company's directors do not receive any cash compensation for their service on the Board of Directors, but directors may be reimbursed for certain expenses in connection with their attendance at Board meetings.

                             EXECUTIVE COMPENSATION


         For 1997, Gary Starr and James McGreen, the Company's executive officers, received compensation of $35,000 and $38,000 respectively.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock immediately prior to this Offering, and as adjusted to reflect the sale of the shares being offered, for (i) each director and executive officer of the Company, (ii) each shareholder known by the Company to own beneficially 5% or more of the outstanding shares of its Common Stock and (iii) all directors and officers as a group. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by them, have sole investment and voting power with respect to their shares, subject to community property laws where applicable.


                                            Percentage of Common Shares Outstanding:
  Directors,              Shares              Before Offering        Maximum Sold
  Executive Officers      Beneficially     -------------------- -------------------
  and 5% Shareholders:    Owned             (2,542,700 shares)    (3,042,700 shares)
----------------------    ------------     -------------------- -------------------
James McGreen                709,160*             28%                  23%

Gary Starr                   611,978*             24%                  20%

All directors and          1,321,138              52%                  43%
 executive officers
 as a group (2 persons)

* Includes 72,000 shares of Common Stock issuable upon exercise of currently exercisable incentive stock options but excludes 25,000 shares of Common Stock issuable under options but not currently exercisable.


                              CERTAIN TRANSACTIONS

         On September 23, 1994, the date the Company commenced  business,  James
R. McGreen, the Company's President, transferred various assets, subject to certain liabilities, to the Company, receiving in exchange 900,000 shares (post split) of the Company's common stock. The net amount recorded on the Company's accounting records was $9,000. Mr. McGreen's net cost of those assets, less prior amortization of cost for tax purposes, was $10,691. On the same date, Gary Starr paid $6,000 for 600,000 shares (post split) of the Company's common stock.


         William H. Watson, III is an officer and director of the Company. Mr. Watson is also an executive vice-president, director and twenty-five percent shareholder of Centennial Capital Management, Inc., which is acting as a best efforts underwriter for the Company in this offering.

         There have been no other transactions, nor are any transactions proposed, in which the Company was or is to be a party, in which any member of its management or director had any direct or indirect material interest.




                           DESCRIPTION OF COMMON STOCK

         The Company has authorized 10,000,000 shares of Common Stock, without par value. Immediately prior to this Offering, there were 2,542,700 shares of Common Stock outstanding and held of record by 1,100 shareholders. Owners of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders, except that, upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. The owners of Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the Common Stock shareholders are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Common Stock shareholders, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered by this Offering Circular, when issued for the consideration set forth in this Offering Circular, will be fully paid and non-assessable.

Registration Rights

         There are no agreements between current shareholders and the Company with respect to the registration of such shares under the Securities Act.

Transfer Agent and Registrar

         The transfer agent and registrar for the Company's Common Stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE RESALE


         Upon completion of this Offering, the Company will have 3,042,700 shares outstanding if the maximum amount is sold. The shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. Sales of outstanding shares to residents of certain states or jurisdictions may only be effected pursuant to a registration in or applicable exemption from the registration provisions of the securities laws of those states or jurisdictions.


         Further, the 361,890 shares of Common Stock sold in the Company's prior initial public offering, which commenced on November 28, 1996, are freely tradable without restriction or further registration under the Securities Act.


         The remaining 2,180,810 shares of Common Stock outstanding upon completion of this Offering, which are held of record by shareholders prior to this Offering and prior to the initial public offering, are "restricted securities" and may not be sold in a public distribution except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144. In general, Rule 144 allows a person who has held restricted securities for at least one year to sell into the public trading market, in any three-month period, up to one percent of the total number of the Company's then outstanding shares (approximately 30,427 shares immediately after completion of this Offering), provided there is adequate current public information available about the Company and the securities are sold in regular brokers' transactions. Rule 144(k) provides that persons who are not deemed to be "affiliates" and who have beneficially owned shares for at least two years are entitled to sell their shares at any time under Rule 144 without regard to the limitations described above. These one and two-year periods began in September 1994 with respect to 1,500,000 shares, in January 1995 for 159,000 shares and in the period from January 1996 to October 3, 1996 for 364,950 shares. Sales of substantial amounts of shares in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through an offering of its equity securities.


         The Company's common stock is not listed or quoted on any organized exchange or other trading market, nor has the Company applied for a formal listing or quotation. There can be no assurances that a market will develop or be sustained. The post-offering fair value of the Company's common stock, whether or not any secondary trading market develops, is variable and may be impacted by the business and financial condition of the Company, as well as factors beyond the Company's control. The price may also vary due to economic conditions and forecasts and general conditions in the electric bike, and bike industries.

                              PLAN OF DISTRIBUTION

General

         The Company proposes to offer and sell the shares directly to members of the public residing in selected states. (A listing of those states in which residents may purchase shares is on the Share Purchase Agreement, which accompanies this Prospectus). Announcements of this Offering, in the formprescribed by Rule 134 of the Securities Act, will be communicated to selected persons. A copy of this Prospectus will be delivered to those who request it, together with the Subscription Agreement. All shares will be sold at the public offering price of $6.00 per share and a minimum purchase of 100 shares is required. The Company reserves the right to reject any subscription or share purchase agreement in full or in part.

         The Company will effect offers and sales of shares through printed copies of this Prospectus delivered by mail and electronically and through broker dealers. Any voice or other communications will be conducted in certain states through its executive officers, and in other states through a designated sales agent, licensed in those states.

         The Company has engaged Centennial Capital Management, Inc. ("Centennial") to act as a best efforts underwriter for this Offering. The Company has granted to Centennial a warrant to purchase up to 50,000 shares of the Company's common stock with an exercise price of $6.00 per share. The warrant shall be assignable, shall contain net exercise and anti-dilutive provisions, and shall expire no sooner than five (5) years after the listing of the Company's common stock on the New York Stock Exchange, the American Stock Exchange, or the NASDAQ System.

         The warrant will be granted pro rata to the sale of the Shares by Centennial. Assuming all 500,000 Shares available for sale are sold by Centennial then a warrant(s) for 50,000 shares of the Company's common stock will be issued to Centennial. If less than 500,000 Shares are sold by Centennial, warrant(s) will be issued on a pro rata basis in accordance with the actual number of Shares sold. For example, should 117,500 Shares be sold by Centennial, Centennial will be entitled to warrant(s) representing 11,750 shares of common stock at a price of $6.00 per Share.

         In addition to the eight percent (8%) commission, there will be a due diligence fee of one percent (1%) of the amount of the dollar value of Shares actually sold by Centennial.


Determination of Offering Price

         Prior to this Offering there has been no market for the common stock of the Company, and there can be no assurances that a market will develop or be sustained. Accordingly, the public offering price has been determined by the Company's Board of Directors. Among factors considered in determining the public offering price were the Company's results of operations, the Company's current financial condition, its future prospects, the state of the markets for its products, the experience of management and the economics of the industry segment in general.

                                  LEGAL MATTERS


         The validity of the shares hereby offered will be passed upon for the Company by Evers & Hendrickson, LLP, San Francisco, California.


                                     EXPERTS


     The Financial Statements of the Company as of and for the year ended December 31, 1997 have been included herein and in the Registration Statement in reliance on the report of Grant Thornton, LLP, San Jose, California, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The Financial Statements of the Company as of and for the year ended December 31, 1996 have been included herein and in the Registration Statement in reliance on the report of Moss Adams, LLP, Santa Rosa, California, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             CHANGE IN ACCOUNTANTS

         On January 15, 1998, the Company dismissed Moss Adams, LLP, Certified Public Accountants, as the Company's principal accountants. On the same date, the Company engaged Grant Thornton, LLP as its new principal accountants to audit its financial statements for the fiscal year ended December 31, 1997. These decisions were made with the approval of the Company's Board of Directors.


         The Company believes, and has been advised by Moss Adams, LLP that it concurs is such belief that (a) Moss Adams, LLP's report on the Company's financial statements for the fiscal year ended December 31, 1996 did not contain any adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles, and (b) there was no disagreement between the Company and Moss Adams, LLP on any matter of accounting principles or practices, financial statement disclosure, or accounting scope or procedure which, if not resolved to the former accountant's satisfaction, would have caused it to make reference to the subject matter of the disagreement in such report.


                             ADDITIONAL INFORMATION

         A Registration Statement on Form SB-2, including amendments thereto, relating to the shares offered hereby has been filed with the Securities and Exchange Commission, Office of Small Business Policy, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the shares offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York, 10048 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. In addition the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other documents filed electronically with the Commission, including the Registration Statement. The Company intends to furnish its shareholders with annual reports containing financial statements audited by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                      ZAP POWER SYSTEMS AND SUBSIDIARY

                          Financial Statements and
             Report of Independent Certified Public Accountants

                         December 31, 1997 and 1996

                                 C O N T E N T S


                                                                          Page

REPORT OF GRANT THORNTON, LLP INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS......3


REPORT OF MOSS ADAMS, LLP INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..........4


FINANCIAL STATEMENTS

     Consolidated Balance Sheet.............................................5

     Consolidated Statements of Operations..................................6

     Consolidated Statement of Stockholders' Equity.........................7

     Consolidated Statements of Cash Flows..................................8

     Notes to Consolidated Financial Statements.............................10

     Report of Grant Thornton, LLP Independent Certified Public Accountants
    ------------------------------------------------------------------------







To the Board of Directors
ZAP Power Systems and Subsidiary

We have audited the accompanying consolidated balance sheet of ZAP Power Systems and Subsidiary as of December 31, 1997, and the related consolidated statement of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ZAP Power Systems and Subsidiary as of December 31, 1997, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.





San Jose, California
March 27, 1998

       REPORT OF MOSS ADAMS, LLP INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
ZAP Power Systems and Subsidiary


We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of ZAP Power Systems and Subsidiary for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of ZAP Power Systems and Subsidiary for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                       /s/ MOSS ADAMS LLP

Santa Rosa, California
February 14, 1997


                             ZAP Power Systems and Subsidiary

                                CONSOLIDATED BALANCE SHEET

                                    December 31, 1997

                                          ASSETS

CURRENT ASSETS
   Cash                                                                      $   690,500
   Accounts receivable, net of allowance for doubtful accounts of $5,000         121,700
   Inventories                                                                   267,300
   Prepaid expenses and other assets                                              65,600
                                                                             -----------
             Total current assets                                              1,145,100

PROPERTY AND EQUIPMENT                                                           163,200

OTHER ASSETS
   Intangibles, net of accumulated amortization of $3,600                         20,200
   Deposits                                                                       13,500
                                                                             -----------
                                                                                  33,700
                                                                             -----------

             Total assets                                                    $ 1,342,000
                                                                             ===========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                                                          $   161,600
   Accrued liabilities and customer deposits                                     189,100
   Notes payable                                                                  51,600
   Current maturities of obligations under capital leases                         16,000
                                                                             -----------
             Total current liabilities                                           418,300

OTHER LIABILITIES
   Long-term debt                                                                 60,000
   Obligations under capital leases, less current maturities                      10,900
                                                                             -----------
                                                                                  70,900
STOCKHOLDERS' EQUITY
   Common stock, no par value; 10,000,000 shares authorized, 2,542,700
      shares issued and outstanding                                            3,168,900
   Accumulated deficit                                                        (2,316,100)
                                                                             -----------
                                                                                 852,800
                                                                             -----------

             Total liabilities and stockholders' equity                      $ 1,342,000
                                                                             ===========

The accompanying notes are an integral part of this statement.

                        ZAP Power Systems and Subsidiary

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                            Years ended December 31,



                                                       1997           1996
                                                  -----------      -----------

NET SALES                                         $ 1,640,200      $ 1,170,900

COST OF GOODS SOLD                                  1,274,700          862,700
                                                  -----------      -----------
             GROSS PROFIT                             365,500          308,200

OPERATING EXPENSES
   Selling                                            633,000          476,800
   General and administrative                         820,400          554,800
   Research and development                           246,100          100,400
                                                  -----------      -----------
                                                    1,699,500        1,132,000
                                                  -----------      -----------

LOSS FROM OPERATIONS                               (1,334,000)        (823,800)

OTHER INCOME (EXPENSE)
   Interest expense                                   (84,800)         (11,400)
   Miscellaneous                                       11,100           19,500
                                                  -----------      -----------
                                                      (73,700)           8,100
                                                  -----------      -----------

             LOSS BEFORE INCOME TAXES              (1,407,700)        (815,700)

PROVISION FOR INCOME TAXES                              1,600            1,600
                                                  -----------      -----------
             NET LOSS                             $(1,409,300)     $  (817,300)
                                                  ===========      ===========

NET LOSS PER COMMON SHARE
   Basic                                          $     (0.62)     $     (0.45)
                                                  ===========      ===========
   Diluted                                        $     (0.62)     $     (0.45)
                                                  ===========      ===========

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING       2,289,165        1,805,317
                                                  ===========      ===========


The accompanying notes are an integral part of these statements.


                                          ZAP Power Systems and Subsidiary

                                   CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                       Years ended December 31, 1997 and 1996

                                                               Common Stock
                                                          ------------------------           Accumulated
                                                            Shares       Amount         Deficit         Total
                                                          ---------    -----------    -----------    -----------

Balance, January 1, 1996                                  1,644,000    $   149,900    $   (89,500)   $    60,400

   Issuance of common stock through
      private placement at $1.66 per share
      net of expenses of $41,500                            328,300        504,600           --          504,600

   Issuance of common stock in connection
      with direct public offering at $5.25 per share          3,800         19,900           --           19,900

   Conversion of notes payable into common
      stock at $1.66 per share                               33,000         55,000           --           55,000

   Stock issued for current and future services              57,400        181,000           --          181,000

   Stock issued to joint venture                             10,000         52,500           --           52,500

   Warrants issued for finance fees                            --           56,300           --           56,300

   Net loss                                                    --             --         (817,300)      (817,300)
                                                          ---------    -----------    -----------    -----------

Balance, December 31, 1996                                2,076,500      1,019,200       (906,800)       112,400

   Issuance of common stock in connection
      with direct public offering at $5.25 per share,
      net of expenses of $188,400                           415,100      1,990,900           --        1,990,900

   Exercise of stock options                                 21,600         12,600           --           12,600

   Conversion of notes payable and accrued
      interest into common stock at $5.25
      per share                                              14,800         77,800           --           77,800

   Recission of shares issued to joint venture               (5,000)       (26,300)          --          (26,300)

   Stock issued for current and future services              19,700         94,700           --           94,700

   Net loss                                                    --             --       (1,409,300)    (1,409,300)
                                                          ---------    -----------    -----------    -----------
Balance, December 31, 1997                                2,542,700    $ 3,168,900    $(2,316,100)   $   852,800
                                                          =========    ===========    ===========    ===========

The accompanying notes are an integral part of this statement.

                           ZAP Power Systems and Subsidiary

                         CONSOLIDATED STATEMENTS OF CASH FLOWS

                               Years ended December 31,


                                                              1997           1996
                                                           -----------    -----------
Cash flows from operating activities:
   Net loss                                                $(1,409,300)   $  (817,300)
   Adjustments to reconcile net loss to net cash used in
      operating activities:
        Depreciation and amortization                           67,700         47,400
        Allowance for doubtful accounts                        (11,400)         7,400
        Issuance of common stock for services rendered          92,400        127,400
        Loss on abandonment of subsidiary                       26,200           --
        Amortization of fair value of warrants                  56,300           --
        Changes in:
          Receivables                                          (49,400)       (37,600)
          Inventories                                          (20,700)      (188,200)
          Prepaid expenses and other                            (4,100)        (6,400)
          Deposits                                               2,000         (9,500)
          Accounts payable                                    (139,600)       207,000
          Accrued liabilities and customer deposits            126,900         53,900
          Income taxes payable                                    --           (2,700)
                                                           -----------    -----------
             Net cash used in operating activities          (1,263,000)      (618,600)

Cash flows from investing activities:
   Purchases of equipment                                     (128,600)       (80,500)
   Patent costs capitalized                                    (14,900)          --
                                                           -----------    -----------
             Net cash used in investing activities            (143,500)       (80,500)

Cash flows from financing activities:
   Proceeds from issuance of notes payable                      33,800        336,900
   Sale of common stock, net of stock offering costs         2,003,500        524,500
   Principal repayments on notes payable                       (98,800)        (7,500)
   Payments on obligations under capital leases                (13,100)        (5,000)
   Cash restricted to payment of certain notes payable          10,000        (10,000)
                                                           -----------    -----------
             Net cash provided by financing activities       1,935,400        838,900
                                                           -----------    -----------

             NET INCREASE IN CASH                              528,900        139,800

Cash, beginning of year                                        161,600         21,800
                                                           -----------    -----------

Cash, end of year                                          $   690,500    $   161,600
                                                           ===========    ===========

The accompanying notes are an integral part of these statements.

                        ZAP Power Systems and Subsidiary

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                            Years ended December 31,



                                                              1997        1996
                                                            --------    --------
Supplemental cash flow information:

   Cash paid during the year for:
      Interest                                              $ 84,763    $ 11,400
      Income taxes                                             1,600       1,600

   Non-cash investing and financing activities:
      Conversion of notes payable and accrued interest
        into common stock                                     77,800      55,000
      Stock issued for future services                         2,400      53,600
      Stock issued (cancelled) to joint venture              (26,300)     52,500
      Warrants issued for financing fees                        --        56,300




The accompanying notes are an integral part of these statements.

                        ZAP Power Systems and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1996



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ZAP Power Systems, ("ZAP"), was incorporated in California in September, 1994. ZAP and its wholly-owned subsidiary, Electricycle Corporation, designs, manufactures, and distributes electric bicycle power kits, electric bicycles and tricycles, and other low power electric transportation vehicles. Company products are sold directly to end-users and to distributors throughout the United States.

    The  Company  consolidates  the  accounts  of its  wholly-owned  subsidiary,
    Electricycle   Corporation   ("Electricycle").   All  material  intercompany
    balances and transactions are eliminated.

    1. Inventories

       Inventories consist primarily of raw materials, work-in-process, and finished goods and are carried at the lower of cost (first-in, first-out method) or market.

    2. Property and Equipment

       Property and equipment are stated at cost and depreciated using straight-line and accelerated methods over the assets' estimated useful lives. Costs of maintenance and repairs are charged to expense as incurred; significant renewals and betterments are capitalized. Estimated useful lives are as follows:

                 Machinery and equipment              7 years
                 Equipment under capital leases       5 years
                 Demonstration bicycles               2 years
                 Office furniture and equipment       7 years
                 Vehicle                              5 years
                 Leasehold improvements               15 years or life of lease,
                                                         whichever is shorter

    3. Intangibles

       Intangibles consist of costs expended to perfect certain patents and are amortized over an estimated useful life of ten years.

    4. Income Taxes

       The Company accounts for income taxes using an asset and liability approach for financial accounting and reporting purposes.

                        ZAP Power Systems and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    5. Recent Issued Accounting Standards

       In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income, which requires that an entity report, by major components and as a single total, the change in its net assets from non-shareholder sources during the period; and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for an entity's business segments and related disclosures about its products, services, geographic areas and major customers. Adoption of these statements will not impact the Company's financial position, results of operations or cash flows. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted.

    6. Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. The amounts estimated could differ from actual results.

    7. Fair Value of Financial Instruments

       The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. For certain of the Company's financial instruments, including cash, accounts receivable and accounts payable, the carrying amount approximates fair value because of the short maturities. The carrying amount of the bank note payable approximates fair value as current interest rates available to the Company for similar debt are approximately the same. The fair value of related party debt is impracticable to determine.

    8. Net Loss Per Common Share

       In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share. The Company has adopted SFAS 128 for all periods presented. The adoption of SFAS 128 did not impact previously reported loss per share for the year ended December 31, 1996. SFAS 128 replaces current earnings per share ("EPS") reporting requirements and requires a dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income (loss) attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. In 1997 and 1996, outstanding stock options to purchase 875,000 and 1,179,000 shares, respectively, with weighted average exercise prices per share of $1.12 and $.74, respectively, plus warrants to purchase 13,900 and 37,800 shares in 1997, and 1996, respectively, at $5.25 per share, have been omitted from the diluted computation as their inclusion would be anti-dilutive.

                        ZAP Power Systems and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1996


NOTE B - INVENTORIES

    Inventories consist of the following at December 31, 1997:

         Raw materials                                         $   144,100
         Work-in-process                                            70,200
         Finished goods                                             53,000
                                                               -----------

                                                               $   267,300
                                                               ===========


NOTE C - PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at December 31, 1997:

         Machinery and equipment                               $    54,300
         Equipment under capital leases                             45,900
         Demonstration bicycles                                     77,500
         Office furniture and equipment                             57,900
         Leasehold improvements                                     14,900
         Vehicle                                                    34,400
                                                               -----------
                                                                   284,900
         Less accumulated depreciation and amortization            121,700
                                                               -----------
                                                               $   163,200
                                                               ===========


NOTE D - NOTES PAYABLE

       Unsecured notes to stockholders,  with
       interest  at 12%;  due on demand.  The
       noteholders  have been issued warrants
       to purchase,  in the aggregate,  2,500
       shares  of  common  stock at $5.25 per
       share through October, 1999.                            $    46,900

       Note to bank,  with  interest  at 15%;
       principal  and interest due in monthly
       installments  and  maturing  in March,
       1998; collateralized by an interest in
       other checking or savings  accounts in
       the  bank  and  held  by the  Company.                        4,700
                                                               -----------
                                                               $    51,600
                                                               ===========

                       ZAP Power Systems and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1996



NOTE E - LONG-TERM DEBT

    Unsecured  note to a stockholder,
    with  interest at 10%;  principal
    and  interest  is  due  when  the
    notes  mature in  December  1999.
    The  noteholder  has been  issued
    warrants   to   purchase   11,400
    shares of  common  stock at $5.25
    per share through  December 1999.                              $    60,000
                                                                   ===========


NOTE F - CAPITAL LEASES

    Minimum future lease payments under capital lease obligations for computer and other equipment are as follows:

    Year ending December 31,

              1998                                                 $    19,900
              1999                                                      10,900
              2000                                                         900
                                                                   -----------
              Total minimum lease payments                              31,700
              Less amounts representing interest                         4,800
                                                                   -----------
              Present value of minimum lease payments                   26,900
              Less current maturities                                   16,000
                                                                   -----------

                                                                   $    10,900
                                                                   ===========


NOTE G - PROVISION FOR INCOME TAXES
                                                      1997            1996
                                                   ----------      -----------
          Current tax liability
              Federal                              $      -        $       -
              State                                     1,600            1,600
                                                   ----------      -----------

                                                   $    1,600      $     1,600
                                                   ==========      ===========

          Deferred tax assets (liabilities)
              Federal tax loss carryforward        $  695,000      $   297,000
              State tax loss carryforward             132,600           79,000
              Other, net                                  -            (19,600)
                                                   ----------      -----------
                                                      827,600          356,400
          Less valuation allowance                   (827,600)        (356,400)
                                                   ----------      -----------

                 Net deferred tax asset            $      -        $       -
                                                   ==========      ============

                       ZAP Power Systems and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1996



NOTE G - PROVISION FOR INCOME TAXES (continued)

    The Company has available for carryforward approximately $2,176,000 and $1,500,000 of federal and state net operating losses, respectively, expiring through 2012. The Tax Reform Act of 1986 and the California Conformity Act of 1987 impose restrictions on the utilization of net operating losses in the event of an "ownership change" as defined by Section 382 of the Internal Revenue Code. There has been no determination whether an ownership change, as defined, has taken place. Therefore, the extent of any limitation has not been ascertained.

    A valuation allowance is required for those deferred tax assets that are not likely to be realized. Realization is dependent upon future earnings during the period that temporary differences and carryforwards are expected to be available. Because of the uncertain nature of their ultimate utilization, a full valuation allowance is recorded against these deferred tax assets.


NOTE H - COMMON STOCK

    In September, 1996, the Board of Directors authorized a three-for-one stock split. After giving effect to the split, the number of shares outstanding at January 1, 1996 increased from 548,000 to 1,644,000 shares. All share and per share data, including stock options, have been adjusted retroactively to reflect the three-for-one stock split. The number of shares the Company is authorized to issue was also increased from 1 million to 10 million shares.


NOTE I - STOCK OPTIONS AND WARRANTS

    Options to purchase common stock are granted by the Board of Directors under two Stock Option Plans, referred to as the 1996 and 1995 plans. Options granted may be incentive stock options (as defined under Section 422 of the Internal Revenue Code) or nonstatutory stock options. The number of shares available for grant under the 1996 and 1995 Plans are 600,000 and 750,000, respectively. Options are granted at no less than fair market value on the date of grant, become exercisable as they vest over a two year period, and expire ten years after the date of grant. Options totaling 769,285 shares were vested under both plans at December 31, 1997.

                       ZAP Power Systems and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1996



NOTE I - STOCK OPTIONS AND WARRANTS (continued)

    Options activity under the two plans is as follows:
                                                                  1996 Plan                   1995 Plan
                                                          ------------------------    --------------------------
                                                                          Weighted                     Weighted
                                                                          Average                      Average
                                                           Number of      Exercise     Number of       Exercise
                                                            Shares         Price         Shares         Price
                                                            ------         -----         ------         -----
       Outstanding at  December 31, 1995                      501,000      $1.00          360,000       $0.40
          Granted                                                 -          -            318,000       $0.73
          Exercised                                               -          -                -           -
          Canceled                                                -          -                -           -
                                                          -----------                 -----------

       Outstanding at  December 31, 1996                      501,000      $1.00          678,000       $0.55

          Granted                                             110,500      $4.39              -         $0.40
          Exercised                                            (7,300)     $1.00          (15,000)      $0.40
          Canceled                                           (174,700)     $1.13         (216,700)      $0.55
                                                          -----------                 -----------

       Outstanding at  December 31, 1997                      429,500      $1.70          446,300       $0.56
                                                          ===========                 ===========

    The weighted average fair value of options granted during the years ending December 31, 1997 and 1996 was $3.23 and $.42, respectively.

    The following  information  applies to options  outstanding  at December 31,
    1997:
          Range of exercise prices                                        $.40 - $1.00     $3.68 - $5.25
                                                                          ------------     -------------

          Options outstanding                                                787,800          88,000
          Weighted average exercise price                                     $.75             $4.42
          Weighted average remaining contractual life (years)                   8                9
          Options exercisable                                                748,527          20,758
          Weighted average exercise price                                     $.74             $3.98

    The Company has adopted the disclosure only provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation (SFAS 123)". Accordingly, no compensation expense has been recognized for stock options issued during 1997 and 1996. Had compensation cost for the Company's options been based on the fair value of the awards at the grant date consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share would have approximated the following proforma amounts:

                       ZAP Power Systems and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1996


NOTE I - STOCK OPTIONS AND WARRANTS (continued)

                                                1997              1996
                                          ---------------   --------------

          Net loss - as reported          $   (1,409,300)   $   (817,300)
          Net loss - pro forma                (1,696,300)       (981,000)
          Loss per share - as reported              (.62)           (.45)
          Loss per share - pro forma                (.73)           (.54)

    The fair value of each  option and  warrant  is  estimated  on date of grant
    using   the   Black-Scholes   option-pricing   model   with  the   following
    weighted-average assumptions:

                                                  1997           1996
                                               ----------     -----------

          Dividends                                  None            None
          Expected volatility                        30%              30%
          Risk free interest rate                   6.38%           6.28%
          Expected life                          10 years        10 years

    Warrants to acquire stock were issued to certain stockholders as additional consideration for providing financial assistance, in the form of notes, to the Company. The fair value of the warrants at time of issuance $56,300, have been amortized to operations during 1997.


NOTE J - JOINT VENTURE

    In December 1996, the Company joined with MW McWong International, Inc. ("McWong"), to form ZAP (China), a limited liability corporation registered in California. The Company issued 10,000 shares of its common stock at $5.25 per share to McWong as its investment in the joint venture. The Company became a 50% owner of ZAP (China) LLC.

    During 1997, by mutual agreement between the parties, the joint venture was dissolved prior to the commencement of any business activity. In settlement, the Company cancelled 5,000 of the original 10,000 shares issued to McWong and wrote off the balance of the investment, $26,250.


NOTE K - MAJOR CUSTOMER

    During 1997, one customer accounted for $430,000 or 26% of the Company's net sales. The Company ceased selling to this customer in late 1997 and is not expected to have any material sales to this customer in 1998. The loss of this customer is not expected to have a material impact on the Company's financial position and results of operations for the coming year. No one customer accounted for 10% or more of the Company's net sales for 1996.

                       ZAP Power Systems and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1996



NOTE L - COMMITMENT

    The Company rents warehouse and office space under an operating lease that expires in June 1998. The monthly rent of $4,400 is adjusted annually to reflect the average percentage increase in the Consumer Price Index. An option exists to extend the lease for two periods of five years each. Future minimum lease payments are $22,000 in 1998. Rent expense under this lease was $63,300 and $52,800 in 1997 and 1996, respectively.


NOTE M - SUBSEQUENT EVENTS

    In January 1998, the Company commenced its second direct public offering of its common stock. The Company has offered 500,000 shares at $6.00 per share. The offering is being conducted on a best efforts basis directly by the Company. The proceeds from the offering will be used to increase manufacturing capacity, expand marketing efforts and for general working capital.

    On March 11, 1998, the Company's common stock commenced trading on the OTC Bulletin Board under the stock symbol ZAPP.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 4 of Article X of the Registrant's By-laws provides that it may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 317 of the California Corporations Code. In any event, the Registrant shall have the right to purchase and maintain insurance on behalf of any such persons whether or not the Registrant would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act, indemnification may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing section. The Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows, assuming the Maximum offering amount is sold:

Securities and Exchange Commission filing fee                           $    910
Blue Sky filing fees                                                       5,500
Accountant's fees and expenses                                            25,000
Legal fees and expenses                                                   56,000
Printing                                                                  15,000
Marketing expenses                                                        10,000
Postage                                                                   25,000
Transfer Agent's fees                                                      5,000
Miscellaneous                                                             17,590
                                                                        --------
         Total                                                          $160,000
                                                                        ========
The Registrant will bear all expenses shown above.

Item 26.  RECENT SALES OF UNREGISTERED SECURITIES

a)   The  following  information  is given  for all  securities  that ZAP  Power
     Systems (the "Company") sold within the past three years without registering the securities under the Securities Act. Note the Company sold registered securities via a public offering effective November 28, 1996.

Date                                   Title                              Amount
1/31/95 to 12/30/95                    Common Stock                      159,000
12/31/95 to 10/3/96                    Common Stock                      551,019

b) No underwriters were used in connection with any of the issuances of shares. The class of persons to whom the Company issued shares was those persons known to the

     1.  Employees,   Directors,   consultants,   Business  associates,  private
     investors

     2.  Employees,   Directors,   Consultants,   Business  associates,  private
     investors

c) No underwriters were used in connection with any of the issuances of shares or options so there were no underwriting discounts or commissions. The transactions and the types and amounts of consideration received by the Company were:

     1. Cash

     2. Cash

d)   Total amounts are well within the $1,000,000 limit of Rule 504.

Item 27. EXHIBITS


ITEM (601)                       DOCUMENT                                   PAGE
---------                        --------                                   ----
   3.1*    Articles of Incorporation, September 23, 1994

   3.2*    Amendment to Articles of Incorporation filed November 8, 1996

   3.3*    By-laws

   4.1*    Article II of By-laws (Reference is made to Exhibit 3.3)

   4.2*    Share Specimen

   5.* Opinion of Evers & Andelin, LLP with respect to the legality of the shares being registered

  10.1*    Lease of registrant's facilities

  10.2*    Contract with PowerBiking, Inc.

  10.3*    State of California Franchise Qualification

  10.4*    State of Florida Franchise Qualification

  10.5*    Franchise Agreement


  10.6     Best  Efforts   Underwriting   Agreement  with   Centennial   Capital
           Management, Inc.

  23.1     Consent of Moss Adams, LLP

  23.2     Consent of Evers & Hendrickson, LLP

  23.3     Consent of Grant Thornton, LLP


  99.1*    Share Purchase Agreement (as revised)

-------------
*Previously filed.


Item 28.  UNDERTAKINGS

a)       The Registrant hereby undertakes that it will:

         1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which,  individually
or  together,   represent  a  fundamental  change  in  the  information  in  the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the bona fide offering.

         3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

e) Insofar as indemnification for liabilities arising under the securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES



         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe the registrant meets all of the requirements of filing on Form SB-2 and authorized this registration statement (post-effective amendment no. 1) to be signed on its behalf by the undersigned in the City of Sebastopol, on May ____, 1998.



                                            ZAP Power Systems

By:_____________________________            By:_________________________________
         Gary Starr                                  James McGreen
         Managing Director                           President and
                             Chief Executive Officer



         In accordance with the requirements of the Securities Act of 1933, this registration statement (post-effective amendment no. 1) has been signed by the following persons in the capacities and on the dates indicated.


       Signature                     Title                            Date


________________________      Managing Director                   May ___, 1998
Gary Starr

________________________      President and Director              May ___, 1998
James McGreen

________________________      Secretary and Director              May ___, 1998
Nancy K. Cadigan

________________________      Controller
Sanford Theodore                                                  May ___, 1998

________________________      Vice President of Finance
William H. Watson, III        and Director                        May ___, 1998

________________________      Director                            May ___, 1998
Lee S. Sannella, M.D

________________________      Director                            May ___, 1998
Jessalyn Nash